CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oculis Holding AG of our report dated March 4, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Oculis Holding AG’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland
August 6, 2026